                      SECURITIES AND EXCHANGE COMMISSION
                                    FORM 8-K
                                 CURRENT REPORT


                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchanges Act of 1934



                          Date of Report July 23, 1998



                       TELEPORT COMMUNICATIONS GROUP INC.
             (Exact Name of Registrant as specified in its Charter)

Delaware                               0-20913           13-3173139
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(State or Other Jurisdiction of        (Commission   (IRS Employer
Incorporation)                         File Number)  Identification No.)


437 Ridge Road, Executive Building 3, Dayton, New Jersey    08810
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(Address of Principal Executive Offices)                  (Zip Code)

Registrant's Telephone Number, Including Area Code    (732) 392-2000

ITEM 5.  OTHER EVENTS

THE REGISTRANT ISSUED THE FOLLOWING PRESS RELEASE ON JULY 23, 1998

TELEPORT COMMUNICATIONS GROUP INC. ("TCG") REPORTED SECOND QUARTER 1998 REVENUES OF $295.3 MILLION AND EBITDA (BEFORE MERGER COSTS) OF $38.9 MILLION. DAYTON, N.J. JULY 23, 1998

Teleport Communications Group Inc. (Nasdaq/NM:TCGI) reported revenues for the second quarter ended June 30, 1998 of $295.3 million, a growth rate of 155 % compared to the same period in 1997. The significant growth in second quarter revenues was a result of strong revenue growth before acquisitions at 59% year over year and a full quarter of revenues from TCG's acquisition of ACC Corp in April, 1998.

Second quarter ended June 30, 1998 revenues grew 84%  from first quarter ended
March 31, 1998.   Revenue growth excluding the ACC Corp. acquisition was a solid
15% quarter over quarter.

Second quarter 1998 EBITDA (excluding an approximate $1 million one-time charge for merger costs) was $38.9 million, which was an increase of 347% from the second quarter 1997 and a 75% improvement from the 1998 first quarter EBITDA (excluding $9 million of non-recurring merger costs). Excluding the ACC Corp. acquisition, EBITDA before merger costs was $32 million, an increase of 44% from the first quarter 1998 and 268% from the same period in 1997.

Annualized monthly recurring revenue for June 1998 was $1.23 billion, an increase of 176% over the same period in 1997.

"Teleport's results before the ACC acquisition showed superior growth in revenue and EBITDA (before merger costs). The Teleport team has once again demonstrated the action oriented culture that remains focused on the core business while integrating ACC Corp. and preparing for the merger with AT&T," said Bob Annunziata, TCG's Chairman, President and CEO. "We are also extremely pleased with the ACC Corp. team and the very meaningful revenues and opportunities from the successful merger of the two companies."

                                Three months ended
($ in millions)               6/30/98           6/30/97        % increase
                              ---------        --------        ----------
Revenues                      $ 295.3           $ 115.7             155%
EBITDA before merger costs    $  38.9           $   8.7             347%
* EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and equity in losses of unconsolidated affiliates.

SECOND QUARTER 1998 HIGHLIGHTS:
-------------------------------

REVENUES:

Compared to first quarter 1998, TCG's total revenues for the second quarter 1998 increased by $135.2 million or 84%. Switched access lines added in the second quarter 1998 were 66,066 and total access lines in service were 391,940. Excluding the acquisition of ACC Corp., access lines grew by 46,320 lines or 14%. Domestic local switched services revenues grew 37% from the first quarter 1998 and internal growth in domestic local switched services before the acquisition was a strong 16% quarter over quarter. Internet and high speed data services grew 22% compared to the first quarter 1998. Dedicated services grew 12% from first quarter 1998.

Compared to second quarter 1997, domestic local switched service revenues grew 103% and dedicated service revenues grew 38%. Internet and high speed data grew by over 116% from the second quarter 1997.

As a result of the acquisition of ACC Corp., Teleport recorded international revenues for the first time and adding material long distance revenues and
consequently, materially changing TCG's revenue mix.   Domestic local switched
services revenues continued to be the largest revenue segment at 34% of total revenues; dedicated services revenue are now 28%; international revenues are 24%; long distance revenues are 10%; and internet and high speed data revenues are 4%.

During the second quarter 1998, Teleport's internal revenue growth was particularly strong as a result of the high productivity of the sales and marketing teams, the initiation of new private line service in Charlotte and recording switched services revenue for the first time in St. Louis, Omaha, Salt Lake City, and Charlotte. Revenues for high speed data and internet were also recorded for the first time in Providence, South Florida, St. Louis and Atlanta. As a result of customer demand, an additional switch was added in New York, and a switch was installed for the first time in Cincinnati, Omaha, Orlando, Tampa, Minneapolis, Sacramento, and Rochester. For the quarter, eight new local switches were installed.

With the acquisition of ACC Corp. and new hires,  TCG sales employees now total
1,168.   The alternate sales channel of agents and resellers increased to 3,375
from the 3,014  at the end of the first quarter 1998.     Total TCG employees at
the end of the second quarter 1998 were 5,096, almost double the 2,673 employees at the end of the second quarter 1997. Demonstrating the productivity of TCG's aggressive entrepreneurial style, annualized revenue per employee improved 35% from $172,000 per employee for the second quarter 1997 to $232,000 per employee in the second quarter 1998.

OPERATING RESULTS:

As a percentage of revenues, EBITDA before merger costs improved to 13.2% in the
second quarter 1998 from 7.5% the same period in 1997.    The improvement  was a
full 570 basis point in the last four quarters and was primarily from higher
productivity in Sales, General and Administrative (SG&A) expenses.    SG&A was
29% of revenues compared to 34% of revenues in the second quarter 1997.

Additional operating expenses were incurred in the second quarter 1998 due to
the      preparation for the merger with AT&T and the integration of ACC Corp.
However, operating expenses as a percentage of revenues were 57.6%, a minor improvement from 58.4% of revenues in the second quarter 1997.


The net loss for the second quarter 1998 was $55.9 million or $0.29 per share. For the first time in six years, the loss per share was less than the $0.31 loss per share from the same period 1997.

NETWORK EXPANSION:
-----------------

For the 1998 second quarter, capital expenditures totaled $175 million versus the $147 million during the second quarter 1997. Total capital expenditures for year to date were $393.3 million and is on track with TCG's capital program for
the year.   Total gross plant  at the end of the second quarter 1998 was $2.47 billion. With the completion of the acquisition of ACC Corp. and KC Fiber Network L.P. (KC FiberNet) on July 6, TCG's total MSAs served is now 83 MSAs.

Since year end 1997, on-net buildings increased by 660 buildings to total 5,298 at the end of the second quarter 1998 and 2,372 off-net buildings were added for
a  total 16,546 buildings served.   Total buildings served increased by  3,032
buildings or 22% from year end 1997.

The following is a comparison of TCG's network statistics at the end of the second quarter 1998 (pro forma with KC FiberNet) versus year end 1997.

                                      6/30/98   12/31/97  Increase
                                    ---------  ---------  ---------
Route Miles                            10,881      9,474      1,407
Fiber Miles                           508,283    491,097     17,186
Voice-Grade Equivalents             9,553,696  7,350,527  2,203,169
Buildings:            On-net            5,298      4,638        660
                      Off-net          11,248      8,876      2,372
                      ------------  ---------  ---------  ---------
Total Buildings                        16,546     13,514      3,032
Local Serving Offices                     204        152         52
Digital Voice Switches Installed           52         35         17

MERGERS:

On July 6, 1998, TCG completed the acquisition of KC FiberNet. The acquisition was a purchase of the assets, customer base and employees for approximately $55 million in cash. The transaction added 671 route miles to Teleport's extensive nationwide network and added an important metropolitan service area (MSA) in the top 30 MSAs.






This press release, other than historical financial information contains forward-looking statements that involve risks and uncertainties detailed in the Company's SEC reports and registration statements. Actual results may vary materially.

                       TELEPORT COMMUNICATIONS GROUP INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)

($ in millions, except EPS)
                                                  Three Months Ended
                                                      June 30
                                                  1998           1997
                                                  -----          ----
Revenue                                             $ 295.3      $ 115.7
Expenses:
    Operating                                         170.2         67.6
    Selling, Gen, & Admin.                             86.2         39.4
    Merger related expense                              0.9          0.0
    Depreciation/Amort.                                66.3         37.3
                                                    -------      -------
Operating Loss                                        (28.3)       (28.6)
Interest and other Income                               5.1          6.8
Interest Expense                                      (32.4)       (28.7)
Equity in Losses of Unconsol. Affiliates                0.0         (0.3)
                                                    -------      -------
Loss Before Taxes                                     (55.6)       (50.8)
Income Tax Provision                                  ( 0.3)        (0.5)
                                                    -------      -------
Net Loss                                            $ (55.9)     $ (51.3)
                                                    =======      =======

EBITDA before merger related expense                $  38.9      $   8.7
EPS                                                 $( 0.29)     $( 0.31)
Weighted Avg. Shares  (millions)                      191.9        164.9

EBITDA is defined as earnings/(loss) before interest, taxes, depreciation, amortization, and equity in losses of unconsolidated affiliates.

                       TELEPORT COMMUNICATIONS GROUP INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)

($ in millions, except EPS)
                                               Six Months Ended
                                                   June 30
                                                  1998           1997
                                                  ----           ----
Revenue                                             $ 455.4      $ 212.5
Expenses:
    Operating                                         261.0        125.0
    Selling, Gen, & Admin.                            133.3         72.7
    Merger related expense                             10.3          0.0
    Depreciation/Amort.                               115.4         67.0
                                                    -------      -------
Operating Loss                                        (64.6)       (52.2)
Interest and other Income                              11.1         18.0
Interest Expense                                      (63.9)       (58.3)
Equity in Losses of Unconsol. Affiliates                0.0         (2.8)
                                                    -------      -------
Loss Before Taxes                                    (117.4)       (95.3)
Income Tax Provision                                  ( 0.7)        (1.1)
                                                    -------      -------
Net Loss                                            $(118.1)     $ (96.4)
                                                    =======      =======

EBITDA before merger related expense                $  61.1      $  14.8
EPS                                                 $( 0.64)     $( 0.59)
Weighted Avg. Shares  (millions)                      183.4        163.3

EBITDA is defined as earnings/(loss) before interest, taxes, depreciation, amortization, and equity in losses of unconsolidated affiliates.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf of the undersigned, thereunto duly authorized.


                         TELEPORT COMMUNICATIONS GROUP INC.


                                    /s/ Maria Terranova-Evans
Dated: August 4, 1998         By:   _____________________________
                              Name:      Maria Terranova-Evans
                              Title:     Vice President and Controller